Exhibit 99.1


                                AMENDMENT TO THE
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                        FACTORY CARD & PARTY OUTLET CORP.
                         (Pursuant to Section 242 of the
                      General Corporation Law of Delaware)


         It is hereby certified that:

         1. The name of the corporation (hereinafter called the "corporation") is:

                        Factory Card & Party Outlet Corp.

         2. This Amendment to the corporation's Amended and Restated Certificate of Incorporation hereby amends Article SIXTH of the Amended and Restated Certificate of Incorporation of the corporation as set forth herein.

         3. Article SIXTH is hereby deleted in its entirety and the following shall be inserted herein:

                  SIXTH: The Board shall consist of eight persons; provided, however, that such number of directors may from time to time be increased and decreased by a duly adopted resolution of the Board but shall in no event be reduced to less than three. The directors shall be elected by the stockholders at each annual meeting for one-year term. The term of each director will end at the 2007 annual meeting of stockholders. Commencing with the 2007 annual meeting of stockholders, each director shall hold office for a one-year term and until such director's successor shall have been duly elected and qualified, subject to prior death, retirement, resignation or removal.

                  Subject to the rights of the holders of any series of preferred stock or any other class of capital stock of the Corporation (other than Common Stock) then outstanding, any vacancy in the Board of Directors, arising from death, retirement, resignation, removal, an increase in the number of directors or any other cause, may be only filled by the Board of Directors (to the extent, but only to the extent, that such directors would constitute a majority of such remaining directors), acting by a majority of the remaining directors then in office, although less than a quorum, or by a sole remaining director or, if the vacancy is with respect to a director elected by a voting group, by action of any other directors elected by such voting group or such voting group. Each director chosen to fill a vacancy in the Board of Directors arising from the death, retirement, resignation, removal of a director shall hold office until the next annual meeting of stockholders and until such director's successor shall have been elected and qualified, subject to prior death, retirement, resignation or removal.

         4. This Amendment to the Amended and Restated Certificate of Incorporation has been duly adopted by the required vote of stockholders in accordance with Section 242 of the General Corporation Law of Delaware.

Signed and attested to on June 27, 2006.


                              By:      /s/ Gary W. Rada
                                       -----------------------------------------
                              Title:   President and Chief Executive Officer

Attest:

By:      /s/ Timothy J. Benson
         -----------------------------------------
Title:   Vice President, Treasurer and
         Secretary